Exhibit 4.1

CAPITAL ONE MASTER TRUST

FIRST AMENDMENT TO AMENDED AND

RESTATED RECEIVABLES PURCHASE AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of March 1, 2008 (the “Amendment”) to the Amended and Restated Receivables Purchase Agreement, dated as of August 1, 2002, as amended and restated as of July 1, 2007 and as supplemented to March 1, 2008 (the “Agreement”), is entered into between CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION, a national banking association (the “Bank”), and CAPITAL ONE FUNDING, LLC, a Virginia limited liability company (“Funding”).

WHEREAS, effective March 1, 2008, Capital One Bank, a Virginia banking corporation (“Capital One Bank”), has been converted into and has become the Bank;

WHEREAS, by operation of law on March 1, 2008, all of the assets and rights of Capital One Bank have become vested in the Bank, and the Bank has assumed all of the liabilities and obligations of Capital One Bank;

NOW, THEREFORE, in consideration of the premises and agreements contained herein and notwithstanding anything to the contrary set forth in the Agreement, the undersigned parties hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.01. Amendments to the Agreement. The Agreement is hereby amended as follows:

(a) by deleting all references therein to “Capital One Bank” and replacing such references with “Capital One Bank (USA), National Association”;

(b) by deleting from the first paragraph of the Agreement and the Form of Supplemental Conveyance the phrase “Virginia banking corporation” and replacing it with “national banking association”;

(c) by deleting in Section 4.01(a)(i) the phrase “Virginia banking corporation validly existing under the laws of the Commonwealth of Virginia” and replacing it with “national banking association validly existing under the laws of the United States”;

(d) by deleting in Section 4.01(a)(ii) the phrase “or foreign limited liability company” and replacing it with “or other foreign entity (or is exempt from such requirements)”; and

(e) by deleting in Section 9.03 the phrase “8000 Jones Branch Drive, McLean, Virginia 22102, Attention: General Counsel (facsimile: (703) 875-1589)” and replacing it with, “4851 Cox Road, Glen Allen, Virginia 23060, Attention: General Counsel, with a copy to Vice President Securitization (facsimile: (804) 967-1220).”

ARTICLE II

ASSIGNMENT AND ASSUMPTION

Section 2.01. Assignment and Assumption of the Agreement. The Bank hereby confirms that it is bound by the Agreement, that it has assumed the performance of every liability and obligation of Capital One Bank under the Agreement and that all of Capital One Bank’s right, title and interest in, to and under the Agreement has been vested in the Bank by operation of law. The Bank also ratifies, confirms, and effects the sales and other conveyances described in the Agreement and in each Supplemental Conveyance. For the avoidance of doubt, the Bank hereby expressly assumes the performance of every covenant and obligation of the Servicer under the Agreement.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01. Effectiveness. The amendments and assignments provided for by this Amendment shall become effective upon satisfaction of the following conditions:

(a) delivery of an Opinion of Counsel, to Funding from the Bank, to the effect that all actions have been taken, and all filings have been made, as are necessary to continue and maintain the first-priority perfected ownership interest of Funding in the Purchased Assets delivered pursuant to Subsection 5.01(k) of the Agreement;

(b) ten (10) days prior notice from the Bank to Funding, the Trustee and each Rating Agency of this Amendment delivered pursuant to Sections 9.01 and 9.05 of the Agreement;

(c) delivery of written confirmation to Funding and the Trustee from each Rating Agency that this Amendment will not result in the reduction or withdrawal of the respective ratings of such Rating Agency for any securities issued by the Trust delivered pursuant to Sections 9.01 and 9.05 of the Agreement;

(d) delivery of an Officer’s Certificate, from the Bank to Funding, stating that the Bank reasonably believes that such action will not cause a Pay Out Event delivered pursuant to Section 9.01 of the Agreement;

(e) a copy of this Amendment shall be sent to each Rating Agency;

(f) counterparts of this Amendment, duly executed by the parties hereto; and

(g) Capital One Bank has been converted into and has become the Bank.

ARTICLE IV

MISCELLANEOUS

Section 4.01. Waiver of Notice. Notwithstanding anything to the contrary set forth in the Agreement, each of the undersigned parties hereby waive any notice or other timing requirements with respect to and gives its consent to the amendments and assignments provided for herein.

Section 4.02. Ratification of Agreement. Except as specifically amended, modified or supplemented by this Amendment, the Agreement is hereby confirmed and ratified in all respects and shall remain in full force and effect. This Amendment shall not constitute a novation of the Agreement, but shall constitute an amendment and assignment thereof. Each of the parties to the Agreement agrees to be bound by the terms of the obligations of the Agreement, as amended and assigned by this Amendment, as though the terms and obligations of such agreement were set forth herein.

Section 4.03. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

Section 4.04. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS, REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 4.05. Defined Terms and Section References. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Agreement. All Section or Subsection references herein shall mean Sections or Subsections in the Agreement, except as otherwise provided herein.

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION

By:	/s/ Richard Johns
Name:	Richard Johns
Title:	Vice President, Treasury

CAPITAL ONE FUNDING, LLC

By:	/s/ Robert Stradtman
Name:	Robert Stradtman
Title:	Assistant Vice President

Acknowledged and Accepted by:

THE BANK OF NEW YORK, as Trustee

By:	/s/ Catherine M. Hughes
Name:	Catherine M. Hughes
Title:	Assistant Vice President

[Signature Page to First Amendment to COMT Receivables Purchase Agreement]